EXHIBIT 4.2

ARKADOS GROUP, INC.
220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
_________________________________

REQUEST FOR EXTENSION, WAIVER AND EXCHANGE
_________________________________

July 1, 2008

To:	All holders of the above company’s 6% Convertible Subordinated Notes due June 30, 2008 (the “Notes”) $1,066,500 Principal amount outstanding

Arkados Group, Inc., formerly CDKnet.com, Inc., a Delaware corporation (the “Company”), subject to the conditions set forth below, hereby offers the holders of the Notes, shares of the Company’s common stock, $0.0001 (“Shares”) in exchange for 25% of the outstanding principal and related interest of  the Notes. The number of Shares to be issued to each holder will be determined by multiplying the sum of the principal amount of the holder’s Note and the accrued and unpaid interest by 0.25 and dividing by $0.35, rounding up to the nearest whole Share  The offer is subject to and expressly conditioned upon the acceptance of not less than the holders of $711,001 principal amount of the Notes on or before July 7, 2008 of an amendment and waiver to the Notes extending the due date of the remaining balance of the Notes one year to June 30, 2009 and waiving all prior defaults, which condition may be waived by the company at its discretion.  If accepted by such holders, the amendment will, under Section 17 of the Notes, be binding on all holders and all holders will receive their allocated share of the Shares. Delivery of the Warrants will be made to you at your address as it appears on the Company’s Note register.  Please complete, sign and return the Extension, Waiver and Conversion Agreement (in the form annexed hereto as Exhibit A) and your original manually signed Note to:

Sommer & Schneider LLP
Attn:  Herbert H. Sommer
595 Stewart Avenue, Suite 710
Garden City, NY  11530
Facsimile:  (516) 228-8211
E-Mail:      HSommer@ssllplaw.net

If the amendment is approved, absent your written instructions to the contrary below, certificates representing the Shares and your original Note with an endorsement indicating the new maturity date will be delivered by Federal Express, second day, to your address as it appears on the Company’s Note register.

Trident Partners, Ltd., the placement agent with respect to the offering of the Notes, will be paid $40,000 and issued 50,000 restricted shares of the Company’s common stock as a solicitation fee, provided all the Note holders consent to the amendments and the exchange.

THE COMPANY RESERVES THE RIGHT TO MODIFY OR WITHDRAW THIS OFFER AT ANY TIME.

Very truly yours, Oleg Logvinov, CEO

Exhibit A – Extension,Waiver and Conversion Agreement